SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

            Certification and Notice of Termination of Registration
             under Section 12(g) of the Securities Exchange Act of
                       1934 or Suspension of Duty to File
              Reports Under Section 13 and 15(d) of the Securities
                             Exchange Act of 1934.

                     Commission File Number     1-12639
                                            ---------------

                CALIFORNIA FEDERAL PREFERRED CAPITAL CORPORATION
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                         12855 North Outer Forty Drive,
                              St. Louis, MO 63141
                                 (314) 851-6345
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


         9 1/8% Noncumulative Exchangeable Preferreed Stock, Series A
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            (Title of each class of Securities covered by this Form)


                 (Titles of all other classes of securities for
                       which a duty to file reports under
                        Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)       [x]     Rule 12h-3(b)(1)(ii)       [ ]
             Rule 12g-4(a)(1)(ii)      [ ]     Rule 12h-3(b)(2)(i)        [ ]
             Rule 12g-4(a)(2)(i)       [ ]     Rule 12h-3(b)(2)(ii)       [ ]
             Rule 12g-4(a)(2)(ii)      [ ]     Rule 15d-6                 [ ]
             Rule 12h-3(b)(1)(i)       [x]

         Approximate number of holders of record as of the certification
         or notice date:   None

         Pursuant to the requirements of the Securities Exchange Act of 1934, California Federal Preferred Capital Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



         Date: March  27, 2003                   By:  /s/Paul R. Ince
                                                     ---------------------------
                                                 Name:   Paul R. Ince
                                                 Title:  Chief Financial Officer